Exhibit 99.1

ChemChina / Syngenta Proposed Acquisition

For Syngenta Commercial Organization and Resellers:

Frequently asked questions

February 9, 2016

Updated February 23, 2016

Classification: For internal use and for use with Syngenta authorized resellers

Frequently Asked Questions

I like Syngenta products. Will my purchase of seeds and crop protection inputs from Syngenta benefit the government of China?

(Added February 23, 2016)

What is vital to understand about this proposed acquisition is that Syngenta remains Syngenta. Products, brands, management, culture and values will not change. The proposed acquisition preserves choice of suppliers in a time of industry consolidation.

Further, the majority of our profits will continue to be reinvested in our business – especially in our research and development (R&D) and innovation programs – and that will not change. The proposed acquisition is with a long-term investment in Syngenta’s product pipeline and innovation. We are currently spending more than $1.3bn per year on research and development.

Syngenta will have a single shareholder and will become a private company. However, ChemChina has expressly stated that their intention is to relist Syngenta in the future with a partial IPO. This intention underpins their seriousness in adhering to the highest standards of international corporate governance, notably in Switzerland and the U.S. Maintaining the highest governance standards is covered by contractual commitments in the transaction agreement.

In our increasingly global economy, U.S. agricultural companies are growing through long-term Chinese investment. Such strategic partnering is expanding distribution in and increasing exports to China and emerging markets. China’s growing middle income population and desire for quality is creating a variety of new markets and opportunities for companies that offer value.

Other examples of this type of ownership model and partnerships include:

•	Since its 2013 acquisition by Shuanghui, who has since changed its name to WH Group, Smithfield has seen record growth and added about 1,300 jobs while leading the industry in food safety and sustainability.

•	Kellogg and Archer Daniels Midland have Chinese joint ventures to manufacture and distribute food and agricultural products in China.

•	Monsanto has a joint crop seed venture—including corn seeds—with a Chinese state owned enterprise that is described as a trusted partner.

•	Dow has been in the Chinese market since 1970’s and conducts rice genome R&D in China.

•	DuPont has licensing agreements, joint ventures and R&D in China to cultivate new crop varieties.

•	Syngenta already has a long-time presence in China including SBC, which is one of Syngenta’s key research and technology centers. Zhong guan cun Life Science Park in Beijing started operations in Oct. 2008, making it the first foreign agribusiness to set up a biotech R&D institution in China.

2	Classification: For internal use and for use with Syngenta authorized resellers

Who is ChemChina?

•	China National Chemical Corporation (ChemChina) is a Chinese, state-owned chemical company that operates independently and is made up of six sectors: Advanced chemical materials and specialty chemicals, Basic chemicals, Oil processing, Agrochemicals, Tire & rubber products, and Chemical equipment. It is the largest enterprise in China’s chemical industry.

•	ChemChina specifically has a strong track record of investing in Western companies, operating them independently, and allowing their management teams to continue to operate with a high degree of autonomy. ChemChina also has a strong record as an investor in the United States and other Western countries, creating jobs and expanding its business by working closely with its partners in those countries.

•	The company’s roots date back to 1984 when Ren Jianxin used a $1,500 government loan to fund China’s first industrial cleaning company. Through a series of acquisitions and sustained organic growth, Ren grew the small start-up, Bluestar, into ChemChina.

Is ChemChina a holding company?

•	ChemChina is a Chinese state-owned-enterprise that develops and produces chemical products through its subsidiaries. It has invested in many Western Hemisphere companies, which operate independently.

Is there any chance that ChemChina will sell off Syngenta’s seed business or other parts of the business?

•	Syngenta remains Syngenta and governance protects the status quo.

•	Further, ChemChina regards agriculture and global food security as key strategic areas for investment. Ren Jianxin has said that they are convinced of the need to increase global crop yields while conserving scarce national resources, and Syngenta’s global presence would be further reinforced by an expanded presence in China, where we will work together to modernize agriculture and benefit the environment.

•	The successful acquisition of Syngenta by ChemChina is strategically significant for upgrading China’s crop protection and seeds sectors, stabilizing and promoting the intensive development of a new and modern Chinese agriculture with high yield and efficiency.

•	Ren Jianxin also has stated that ChemChina’s vision is not confined to our mutual interests, but to respond to and maximize the interests of farmers and consumers around the world.

3	Classification: For internal use and for use with Syngenta authorized resellers

What does ChemChina bring to the table other than money? Do they have any chemical or seed Research & Development (R&D)?

•	ChemChina operates production and R&D bases in 150 countries and regions across the world, supported by a fully-fledged marketing network. The company has six strategic business units, two directly affiliated units, 112 production and operation enterprises, six overseas enterprises, and 26 research institutes and design academies.

What operations does ChemChina have in the US?

•	ChemChina has more than 200 U.S. employees and has operated U.S. manufacturing and R&D facilities since 2006.

•	In 2007, U.S. private equity fund The Blackstone Group made a major investment in China National BlueStar Group, a ChemChina subsidiary, for a significant equity stake. This was the first international investor in a state-owned enterprise in China. China National BlueStar Group conducts worldwide R&D on chemicals for the agricultural and industrial sectors, including operations in the U.S.

•	Through China National BlueStar Group, ChemChina has hundreds of employees (205) based in the United States with functions including manufacturing and R&D operations of silicone products. Offices and plants are located in California, Georgia, New Jersey, Pennsylvania, and South Carolina.

•	Bluestar Silicones, a France-based subsidiary of China National BlueStar Group, opened a new plant in York, South Carolina in 2012. The multi-million dollar facility conducts R&D and manufacturing for chemicals and products mainly in the health care and health device market. Since opening, the plant brought 54 new jobs to the local economy and employs 109 people.

How long have Syngenta and ChemChina had a business relationship?

•	Syngenta and ChemChina have been in serious talks about this proposed acquisition since the third quarter of 2015.

•	Ren Jianxin said this about Syngenta: “Everyone at ChemChina has a high regard for Syngenta, and we all look forward to embarking on this exciting new journey along with all of you. Though I have known for a long time that Syngenta is a highly respected and great company, I was still deeply impressed by its robust investment in science and strong R&D capabilities after visiting its facilities and R&D center in Switzerland.”

•	Syngenta’s relationship with ChemChina’s subsidiary Adama will not change.

Will the new company be public or private?

•	Syngenta will have a single shareholder and will become a private company.

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How will being private affect Syngenta’s listing on the New York Stock Exchange (NYSE)?

•	Syngenta will be delisted from the NYSE and Swiss exchange upon completion of this acquisition.

If we were moving away from being publicly traded through acquisition, then why would ChemChina relist Syngenta with a partial IPO?

•	This is an intention ChemChina has stated. Regardless, ChemChina has made a commitment to maintain best practices in corporate governance of Syngenta and to preserving the culture and values of Syngenta.

Does ChemChina bring any new products or technologies to Syngenta’s portfolio?

•	ChemChina operates production and R&D bases in 150 countries and regions across the world, supported by a fully-fledged marketing network. The company has six strategic business units, two directly affiliated units, 112 production and operation enterprises, six overseas enterprises, and 26 research institutes and design academies.

Will Syngenta product quality remain strong?

•	Yes, Syngenta remains Syngenta. It has and will continue to have a global approach for Production & Supply which enables us to best meet the needs of our customers. Our products are produced and sourced in a number of countries around the world, including sites in the United States, England, Switzerland, India, and China. Syngenta production capabilities provide a strategic advantage which we will certainly maintain.

What percent of Syngenta's current revenue is derived in China?

•	We don’t break out revenue beyond our regions, but Syngenta does view China as a growth market. Over the years, Syngenta has invested over US$360 million in China and has 2,000 employees, five wholly-owned foreign enterprises, and a seeds joint venture.

Will ChemChina continue to defend against the Agrisure Viptera® Lawsuits?

•	The transaction does not impact the litigation. Syngenta continues to believe the lawsuits are without merit and we will defend the rights of American farmers to have access to safe, effective, U.S.-approved technologies like Agrisure Viptera®.

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What motivated Syngenta to sell rather than stay as it was?

•	This transaction benefits all stakeholders: employees, customers, and shareholders.

•	Syngenta will be a standalone company with a single shareholder. ChemChina is paying a premium which reflects the value of the company and the expertise of our people and is in the best interest of our shareholders. This deal also safeguards the interests of employees, customers, and other stakeholders.

Why has Syngenta agreed to a deal with a state-owned entity?

•	ChemChina has an excellent track record of investments in countries including France, United Kingdom, Australia, Israel, Norway, Italy, and Germany. In all of these acquisitions, ChemChina has always maintained their original organizational structure, kept their name, and maintained their domicile location.

•	This offer will secure the long-term investment in innovation for our company. It will not lead to the loss of jobs which would likely have occurred in other scenarios, nor will we experience the associated risk and disruption. Syngenta will continue to be headquartered in Switzerland and will remain a global company with a presence throughout the world.

Does this deal transfer ownership of our seed traits, germplasm and other patents to ChemChina?

•	Syngenta remains Syngenta and the assets are intact within Syngenta.

Will this deal broaden Syngenta access to improved genetics, traits, and chemicals?

•	This transaction allows Syngenta to continue to invest in innovation through research and development that will result in advances in genetics, traits, and crop protection solutions. The proposed acquisition with ChemChina will ensure a long-term vision and investment in those advances.

What is the impact to Syngenta and its employees?

•	There will be no change to our name, our brands, our geographic presence, or our management.

When will the tender offer close and do you anticipate any other offers?

•	The tender offer will close once the offer conditions have been satisfied, especially that a minimum 2/3 shares are tendered and regulatory approvals. We can’t speculate as to the actions of other companies.

6	Classification: For internal use and for use with Syngenta authorized resellers

Will I have to sign a new distribution agreement when the proposed acquisition is finalized?

•	Syngenta remains Syngenta and agreements with Syngenta entities will remain intact.

How much will holders of Syngenta U.S. traded stocks receive upon finalization of this deal?

•	This will be outlined in the tender offer.

How long is the agreement with ChemChina to continue with our strategy?

•	ChemChina is making a long-term investment in Syngenta. ChemChina’s track record of investing in Western companies is exemplary and the strength of our people around the world, our culture, and values were a significant part of what made Syngenta an attractive proposition to them. They fully support the Syngenta strategy, our culture, and values.

What’s in it for Syngenta resellers/channel partners?

•	Syngenta remains Syngenta – strategy, management, people, culture. You will not experience the associated risk and disruption of our business as would likely have been inevitable in other scenarios. We will continue to operate business as usual with a promise of long-term investment in innovation.

Is it wise to continue to expand and improve our facilities to support our business with Syngenta?

•	This acquisition ensures Syngenta can continue to make long-term investments in innovation. ChemChina has endorsed the current Syngenta strategy and supports our goals.

When this deal concludes, will it enhance the trait approval process in China?

•	Our traits and crop protection products will continue to go through the Chinese regulatory process like products from all other companies.

What do we say to customers who don’t want to do business with a Chinese company?

•	We hope we can earn their business based on our products and service.

•	ChemChina has committed to maintain Syngenta’s high environmental and people standards including The Good Growth Plan, Health, Safety and Environment, and Code of Conduct. In 2008, ChemChina was the first company in China to propose a “zero discharge” management policy.

7	Classification: For internal use and for use with Syngenta authorized resellers

•	Syngenta products sold to Western countries will be subject to the same regulatory regime in the future as they are today (e.g. the U.S. Environmental Protection Agency and U.S. Food and Drug Administration). China also has expressed its intention to address environmental issues and we can be helpful in that regard.

Other examples of China investments in the West:

•	In 2010: Ford Motor Company sold Volvo to Zhejiang Geely. Volvo has remained independent and its performance has turned from red to black

•	In 2013: Smithfield Foods was acquired by Shuanghui International. Smithfield has seen record profits and sales ($15 billion in 2014) while adding about 1,300 workers.

•	In 2012: Dalian Wanda Group bought the theatre chain AMC and last year Warner Brothers established a joint venture in China

China is already a major trading partner with the United States:

•	In 2015, Boeing sold $38 billion worth of airplanes to Chinese firms

•	In 2012, Kellogg Company entered into a joint venture to manufacture, sell, and distribute cereal and snacks in China

•	Archer Daniels Midland has joint ventures with COFCO, a Chinese state-owned enterprise

•	In 2002, Pioneer formed a joint venture with Denghai Seed Group, one of China’s largest seed companies, to produce corn seed for Chinese farmers

•	Monsanto has a joint crop seed venture—including corn seeds—with a Chinese state-owned enterprise that it describes as a trusted partner. In 2001, Monsanto formed a joint venture with China National Seed Group (a subsidiary of key state-owned company Sinochem) to sell corn and sunflower seeds in China. Monsanto also struck a deal with their Chinese partner to bring their corn breeding technology to China in 2013.

How can I be confident in what I’m being told?

•	Because Syngenta remains Syngenta and governance protects the status quo.

•	ChemChina specifically has a strong track record of investing in Western companies, operating them independently and allowing their management teams to continue to operate with a high degree of autonomy. ChemChina also has a strong record as an investor in the United States and other Western countries, creating jobs, and expanding its business by working closely with its partners in those countries.

•	ChemChina has committed to maintain Syngenta’s high environmental and people standards.

•	In 2008, ChemChina was the first company in China to propose a “zero discharge” management policy.

8	Classification: For internal use and for use with Syngenta authorized resellers

The Chinese are being investigated for stealing U.S. technologies and traits. Will this impact US approval of this proposed acquisition?

•	ChemChina has an extensive and strong public record in support of patent protection. ChemChina strongly supports aggressive enforcement of patent law by relevant law enforcement. Patent protection and enforcement is at the core of our business. In fact, ChemChina has American R&D operations that depend on the strong enforcement of IP laws. Bluestar Silicones’ South Carolina plant has several patented and trademarked products.

•	ChemChina has a history of increasing its patent applications and authorized patents. ChemChina views the implementation of intellectual property as an enhancement to our ability to create, apply, protect, and manage intellectual property and realize sustainable development through science and technology.

Does AGRIEDGE Excelsior® carry on as intended?

•	Yes. Syngenta remains Syngenta – strategy, management, people, culture. We will continue to operate business as usual with a promise of long-term investment in innovation and programs such as AGRIEDGE EXCELSIOR®.

Additional information and where to find it

The tender offer for the outstanding shares, American Depositary Shares and other outstanding equity instruments in the company has not been commenced. This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell company securities. The solicitation and offer to buy company securities will only be made pursuant to an offer to purchase and related materials. At the time the offer is commenced, ChemChina will file a tender offer statement on schedule to with the U.S. Securities and Exchange Commission (“SEC”) and thereafter, the company will file a solicitation/recommendation statement on schedule 14d-9 with respect to the offer. Investors and security holders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer. The offer to purchase, solicitation/recommendation statement and related materials will be filed by ChemChina and the company with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by ChemChina and the company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by the company at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this announcement are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approval for the transaction and the tender of at least 67% of the outstanding shares of the company, the possibility that the transaction will not be completed and other risks and uncertainties discussed in the company’s public filings with the SEC, including the “risk factors” section of the company’s form 20-f filed on February 12, 2015, as well as the tender offer documents to be filed by ChemChina and the solicitation/recommendation statement to be filed by the company. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. ChemChina and the company disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise.

9	Classification: For internal use and for use with Syngenta authorized resellers

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10	Classification: For internal use and for use with Syngenta authorized resellers